Exhibit (d)(30)(a)

TRANSAMERICA SERIES TRUST

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

GOLDMAN SACHS ASSET MANAGEMENT, LP

THIS AMENDMENT is dated as of April 20, 2020 to the Sub-Advisory Agreement dated as of July 7, 2017, as amended, (the "Agreement") between Transamerica Asset Management, Inc. and Goldman Sachs Asset Management, L.P. Except as otherwise noted herein, this Amendment is effective as of May 1, 2020 ("Effective Date").

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.TAM hereby provides the Subadviser with authority to negotiate and execute investment documentation and agreements, including, without limitation, swap, futures, options and other agreements with counterparties ("Trading Documents"), on the Fund's behalf prior to the Effective Date, as the Subadviser deems appropriate from time to time. TAM acknowledges and agrees that GSAM will negotiate and execute such Trading Documents prior to the Effective Date.

2.Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

FUND	SUB-ADVISER COMPENSATION1
0.095% of the first $ 250 million;
Transamerica Goldman Sachs 70/30 Allocation VP	0.085% between $250 million and $500 million;
and

0.08 % over $500 million

Transamerica Multi-Manager Alternative Strategies VP	0.10% of the first $1 billion; and
0.08% over $1 billion2

1As a percentage of average daily net assets on an annual basis.

2The investment subadvisory fee rate applicable to Transamerica Multi-Manager Alternative Strategies VP shall be determined based on the combined average daily net assets of Transamerica Multi-Manager Alternative Strategies VP and Transamerica Multi-Manager Alternative Strategies Portfolio.

In all other respects, the Agreement dated as of July 7, 2017, as amended, is confirmed and remains in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this amendment as of the date set forth above.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President

GOLDMAN SACHS ASSET MANAGEMENT L.P.

By:	/s/ Jason Hudes
Name:	Jason Hudes
Title:	Managing Director